Exhibit 99.1

ANGI INC. REPORTS Q4 2022

Q4 operating loss of $60 million

Q4 Adjusted EBITDA improves $19 million to $16 million

DENVER— February 13, 2023—Angi Inc. (NASDAQ: ANGI) released its fourth quarter results today. A letter to IAC shareholders from Angi Inc. Chairman and CEO and IAC CEO Joey Levin is available on the Investor Relations section of IAC’s website at ir.iac.com.

ANGI INC. SUMMARY RESULTS

($ in millions except per share amounts)

	Q4 2022	Q4 2021	Growth	FY 2022	FY 2021	Growth
Revenue	$441.5	$415.9	6%	$1,891.5	$1,685.4	12%
Gross profit	339.3	313.0	8%	1,453.5	1,359.6	7%
Operating loss	(60.4)	(28.9)	-109%	(126.3)	(76.5)	-65%
Net loss	(53.3)	(26.0)	-105%	(128.5)	(71.4)	-80%
Diluted loss per share	(0.11)	(0.05)	-104%	(0.26)	(0.14)	-80%
Adjusted EBITDA	15.7	(3.3)	NM	45.1	27.9	62%

See reconciliations of GAAP to non-GAAP measures beginning on page 10.

Q4 2022 HIGHLIGHTS

•	Angi segment presentation reflects its four new operating segments (i) Ads and Leads, (ii) Services, (iii) Roofing and (iv) International (includes Europe and Canada); prior periods have been recast to reflect the new segment presentation. Angi metrics disclosure has also been updated. Please see further detail within this release and metrics definitions on page 13.

•	Revenue increased 6% year-over-year reflecting:

o	7% growth from Ads and Leads, the third consecutive quarter of growth

o	10% growth from Services

o	5% growth from Roofing

•	Gross profit increased 8% to $339 million; growing faster than revenue.

•	Operating loss increased to $60 million (compared to a loss of $29 million in Q4 2021) and Adjusted EBITDA increased to $16 million (compared to a loss of $3 million in Q4 2021).

•	Transacting Service Professionals were 220,000.

•	Monetized Transactions were 6.1 million in Q4 2022 and 29 million for the trailing twelve months.

•	For the full year 2023, Angi Inc. expects $45-$110 million of operating loss and $60-$100 million of Adjusted EBITDA.

Revenue

($ in millions; rounding differences may occur)	Q4 2022	Q4 2021	Growth
Ads and Leads	$299.9	$280.8	7%
Services	90.7	82.4	10%
Roofing	32.2	30.6	5%
Intersegment eliminations	(3.9)	(1.0)	282%
Total Domestic	418.9	392.9	7%
International	22.6	23.0	-1%
Total	$441.5	$415.9	6%

Gross/Net Revenue Recognition Change

From January 1, 2020 through December 31, 2022, Services recorded revenue on a gross basis. Effective January 1, 2023, Angi Inc. modified the Services terms and conditions so that the service professional, rather than Angi Inc., has the contractual relationship with the consumer to deliver the service and our performance obligation to the consumer is to connect them with the service professional. This change in contractual terms requires net revenue accounting treatment effective January 1, 2023. There is no impact to operating income or Adjusted EBITDA. Please refer to the supplemental metrics posted in the Q4 2022 quarterly earnings section at ir.iac.com and ir.angi.com for historical Services and total Angi Inc. revenue on a net basis for comparative purposes to the prospective revenue recognition for Services beginning January 1, 2023.

Operating Loss and Adjusted EBITDA

($ in millions; rounding differences may occur)	Q4 2022	Q4 2021	Growth
Operating (loss) income
Ads and Leads	$27.4	$11.3	142%
Services	(37.3)	(15.9)	-135%
Roofing	(32.2)	(6.6)	-388%
Corporate	(18.8)	(15.6)	-21%
Total Domestic	(60.9)	(26.7)	-128%
International	0.5	(2.2)	NM
Total	$(60.4)	$(28.9)	-109%
Adjusted EBITDA
Ads and Leads	$49.1	$26.5	85%
Services	(17.7)	(11.9)	-49%
Roofing	(5.4)	(7.2)	25%
Corporate	(11.7)	(9.9)	-19%
Total Domestic	14.2	(2.5)	NM
International	1.4	(0.8)	NM
Total	$15.7	$(3.3)	NM

•	Operating loss increased $31.5 million to $60.4 million reflecting:

o	$26.0 million goodwill impairment at Roofing due to exiting certain markets and a projected reduction in future profits from the business

o	$19.6 million higher depreciation due primarily to the impairment of certain internally developed software that will no longer be utilized as Angi transitions away from certain business offerings in the Services segment

o	$5.6 million higher stock-based compensation expense due primarily to management departures and new grants issued over the past year

o	Adjusted EBITDA increasing $18.9 million to $15.7 million due to:

▪	Gross profit increasing 8% to $339.3 million driven primarily by lower cost of revenue year-over-year and as a percentage of revenue at Services and Roofing

▪	Selling and marketing expense flat year-over-year and lower as a percentage of revenue due primarily to improved marketing efficiency and improved sales productivity at Ads and Leads

▪	Services including $13.0 million of legal related expenses and restructuring charges

Income Taxes

The Company recorded an income tax benefit of $6.6 million in Q4 2022 for an effective tax rate of 11%, lower than the statutory rate due primarily to unbenefited realized losses. The Company recorded an income tax benefit of $8.8 million in Q4 2021 for an effective tax rate of 25%, which is higher than the statutory rate due primarily to the realization of certain deferred tax assets in the current period.

Operating Metrics

Legacy Metrics

	Q4 2022	Q4 2021	Growth
Service Requests (in thousands)	6,022	6,896	-13%
Monetized Transactions (in thousands)	3,392	3,960	-14%
Transacting Service Professionals (in thousands)	177	206	-14%
Advertising Service Professionals (in thousands)	36	38	-4%

New Metrics

Summary of changes – see full definitions in the “Metric Definitions” section on page 13

•	Service Requests – Definition updated to include Service Requests generated in the service professional directory

•	Monetized Transactions – Definition updated to include each Service Request sent to multiple service professionals and now includes leads sent to Advertising service professionals

•	Transacting Service Professionals – Definition updated to include Advertising service professionals

	Q4 2022	Q4 2021	Growth
Service Requests (in thousands)	6,109	7,032	-13%
Monetized Transactions (in thousands)	6,057	6,963	-13%
Transacting Service Professionals (in thousands)	220	251	-12%

Free Cash Flow

For the twelve months ended December 31, 2022, net cash from operations increased $20.9 million to $27.1 million due primarily to higher Adjusted EBITDA and lower net interest payments. Free Cash Flow decreased $25.3 million to negative $89.3 million due primarily to higher capital expenditures.

	Twelve Months Ended December 31,
($ in millions; rounding differences may occur)	2022	2021
Net cash provided by operating activities	$27.1	$6.2
Capital expenditures	(116.4)	(70.2)
Free Cash Flow	$(89.3)	$(64.0)

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2022:

•	Angi Inc. had 504.6 million Class A and Class B common shares outstanding.

•	IAC’s economic interest in Angi Inc. was 84.1% and IAC’s voting interest in Angi Inc. was 98.1%.

•	Angi Inc. had $321 million in cash and cash equivalents and $500 million of debt (due August 15, 2028), which was held at ANGI Group, LLC (a subsidiary of Angi Inc.).

Angi Inc. has 15.0 million shares remaining in its stock repurchase authorization.

Angi Inc. may repurchase shares over an indefinite period on the open market and in privately negotiated transactions, depending on those factors management deems relevant at any particular time, including, without limitation, market conditions, share price and future outlook.

CONFERENCE CALL

IAC and Angi Inc. will host a conference call to answer questions regarding their fourth quarter results on Tuesday, February 14, 2023, at 8:30 a.m. Eastern Time. This conference call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s and Angi Inc.’s businesses. The conference call will be open to the public at ir.angi.com and ir.iac.com.

DILUTIVE SECURITIES

Angi Inc. has various dilutive securities. The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

	Shares	Avg. Exercise Price	As of 2/10/23	Dilution at:
Share Price			$2.89	$3.00	$4.00	$5.00	$6.00

Absolute Shares as of 2/10/2023	504.8		504.8	504.8	504.8	504.8	504.8

SARs	0.4	$3.30	0.0	0.0	0.0	0.1	0.1
Options	0.7	$13.33	0.0	0.0	0.0	0.0	0.0
RSUs and subsidiary denominated equity awards	21.8		5.7	5.7	5.7	5.7	5.7
Total Dilution			5.7	5.7	5.7	5.8	5.8
% Dilution			1.1%	1.1%	1.1%	1.1%	1.1%
Total Diluted Shares Outstanding			510.5	510.5	510.5	510.6	510.6

The dilutive securities presentation is calculated using the method and assumptions described below, which are different from those used for GAAP dilution, which is calculated based on the treasury stock method.

The Company currently settles all equity awards on a net basis; therefore, the dilutive effect is presented as the net number of shares expected to be issued upon exercise or vesting, and in the case of options, assuming no proceeds are received by the Company. Any required withholding taxes are paid in cash by the Company on behalf of the employees assuming a withholding tax rate of 50%. In addition, the estimated income tax benefit from the tax deduction received upon the exercise or vesting of these awards is assumed to be used to repurchase Angi Inc. shares. Assuming all awards were exercised or vested on February 10, 2023, withholding taxes paid by the Company on behalf of the employees upon net settlement would have been $28.9 million, assuming a stock price of $ 2.89 and a 50% withholding rate. The table above assumes no change in the fair value estimate of the non-publicly traded subsidiary denominated equity awards from the values used at December 31, 2022.

GAAP FINANCIAL STATEMENTS

ANGI INC. CONSOLIDATED STATEMENT OF OPERATIONS

($ in thousands except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Revenue	$441,546	$415,856	$1,891,524	$1,685,438
Cost of revenue (exclusive of depreciation shown separately below)	102,233	102,881	438,060	325,880
Gross Profit	339,313	312,975	1,453,464	1,359,558
Operating costs and expenses:
Selling and marketing expense	201,664	201,017	913,022	883,643
General and administrative expense	116,668	107,085	474,210	405,819
Product development expense	19,191	16,459	73,821	70,933
Depreciation	33,158	13,518	78,270	59,246
Amortization of intangibles	3,029	3,814	14,441	16,430
Goodwill impairment	26,005	-	26,005	-
Total operating costs and expenses	399,715	341,893	1,579,769	1,436,071
Operating loss	(60,402)	(28,918)	(126,305)	(76,513)
Interest expense	(5,031)	(5,022)	(20,107)	(23,485)
Other income (expense), net	5,617	(627)	1,178	(2,509)
Loss before income taxes	(59,816)	(34,567)	(145,234)	(102,507)
Income tax benefit	6,559	8,804	17,252	32,013
Net loss	(53,257)	(25,763)	(127,982)	(70,494)
Net earnings attributable to noncontrolling interests	(89)	(258)	(468)	(884)
Net loss attributable to Angi Inc. shareholders	$(53,346)	$(26,021)	$(128,450)	$(71,378)

Per share information attributable to Angi Inc. shareholders:
Basic loss per share	$(0.11)	$(0.05)	$(0.26)	$(0.14)
Diluted loss per share	$(0.11)	$(0.05)	$(0.26)	$(0.14)

Stock-based compensation expense by function:
Selling and marketing expense	$1,340	$926	$6,015	$4,064
General and administrative expense	10,741	6,438	37,793	19,768
Product development expense	1,808	948	8,860	4,870
Total stock-based compensation expense	$13,889	$8,312	$52,668	$28,702

ANGI INC. CONSOLIDATED BALANCE SHEET

($ in thousands)

	December 31,	December 31,
	2022	2021
ASSETS
Cash and cash equivalents	$321,155	$428,136
Accounts receivable, net	93,880	86,319
Other current assets	69,167	70,548
Total current assets	484,202	585,003

Capitalized software, leasehold improvements and equipment, net	153,855	118,267
Goodwill	882,949	916,039
Intangible assets, net	178,105	193,826
Deferred income taxes	145,460	122,693
Other non-current assets	63,207	76,245
TOTAL ASSETS	$1,907,778	$2,012,073

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Accounts payable	$30,862	$38,860
Deferred revenue	50,907	53,834
Accrued expenses and other current liabilities	200,015	185,747
Total current liabilities	281,784	278,441

Long-term debt, net	495,284	494,552
Deferred income taxes	2,906	1,883
Other long-term liabilities	76,426	91,670

Commitments and contingencies

SHAREHOLDERS' EQUITY:
Class A common stock	103	100
Class B common stock	422	422
Class C common stock	-	-
Additional paid-in capital	1,405,294	1,350,457
Accumulated deficit	(190,079)	(61,629)
Accumulated other comprehensive (loss) income	(1,172)	3,309
Treasury stock	(166,184)	(158,040)
Total Angi Inc. shareholders' equity	1,048,384	1,134,619
Noncontrolling interests	2,994	10,908
Total shareholders' equity	1,051,378	1,145,527
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,907,778	$2,012,073

ANGI INC. CONSOLIDATED STATEMENT OF CASH FLOWS

($ in thousands)

	Twelve Months Ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(127,982)	$(70,494)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for credit losses	108,151	88,076
Stock-based compensation expense	52,668	28,702
Depreciation	78,270	59,246
Amortization of intangibles	14,441	16,430
Deferred income taxes	(21,611)	(36,306)
Foreign currency transaction loss	3,357	1,679
Goodwill impairment	26,005	-
Non-cash lease expense (including impairment of right-of-use assets)	15,107	20,716
Other adjustments, net	(45)	8,263
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(116,516)	(114,123)
Other assets	497	923
Accounts payable and other liabilities	11,644	21,331
Operating lease liabilities	(17,317)	(16,847)
Income taxes payable and receivable	3,203	232
Deferred revenue	(2,803)	(1,619)
Net cash provided by operating activities	27,069	6,209
Cash flows from investing activities:
Acquisition, net of cash acquired	-	(25,607)
Capital expenditures	(116,352)	(70,215)
Proceeds from maturities of marketable debt securities	-	50,000
Net proceeds from the sale of a business	-	750
Proceeds from sale of fixed assets	266	-
Net cash used in investing activities	(116,086)	(45,072)
Cash flows from financing activities:
Principal payments on Term Loan	-	(220,000)
Purchase of treasury stock	(8,144)	(35,403)
Withholding taxes paid on behalf of employees on net settled stock-based awards	(8,827)	(61,908)
Purchase of noncontrolling interests	-	(27,857)
Other, net	(256)	-
Net cash used in financing activities	(17,227)	(345,168)
Total cash used	(106,244)	(384,031)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(1,105)	(45)
Net decrease in cash and cash equivalents and restricted cash	(107,349)	(384,076)
Cash and cash equivalents and restricted cash at beginning of period	429,485	813,561
Cash and cash equivalents and restricted cash at end of period	$322,136	$429,485

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

($ in millions; rounding differences may occur)

RECONCILIATION OF OPERATING LOSS TO ADJUSTED EBITDA

	For the three months ended December 31, 2022
	Operating (loss) income	Stock-based compensation expense	Depreciation	Amortization of intangibles	Goodwill Impairment	Adjusted EBITDA
Ads and Leads	$27.4	$4.7	$14.3	$2.7	$-	$49.1
Services	(37.3)	4.9	14.4	0.2	-	(17.7)
Roofing	(32.2)	0.5	0.2	0.2	26.0	(5.4)
Corporate	(18.8)	3.4	3.7	-	-	(11.7)
Total Domestic	(60.9)	13.5	32.6	3.0	26.0	14.2
International	0.5	0.4	0.6	-	-	1.4
Total	$(60.4)	$13.9	$33.2	$3.0	$26.0	$15.7

	For the three months ended December 31, 2021
	Operating loss	Stock-based compensation expense	Depreciation	Amortization of intangibles	Adjusted EBITDA
Ads and Leads	$11.3	$2.4	$10.1	$2.6	$26.5
Services	(15.9)	1.2	1.8	1.0	(11.9)
Roofing	(6.6)	(0.9)	0.1	0.2	(7.2)
Corporate	(15.6)	5.7	-	-	(9.9)
Total Domestic	(26.7)	8.3	12.0	3.8	(2.5)
International	(2.2)	-	1.5	-	(0.8)
Total	$(28.9)	$8.3	$13.5	$3.8	$(3.3)

	For the twelve months ended December 31, 2022
	Operating loss	Stock-based compensation expense	Depreciation	Amortization of intangibles	Goodwill Impairment	Adjusted EBITDA
Ads and Leads	$90.7	$20.0	$47.6	$10.7	$-	$169.0
Services	(94.7)	18.0	21.5	3.1	-	(52.1)
Roofing	(50.7)	1.9	0.7	0.7	26.0	(21.4)
Corporate	(67.4)	11.9	5.6	-	-	(49.9)
Total Domestic	(122.1)	51.8	75.4	14.4	26.0	45.6
International	(4.2)	0.9	2.9	-	-	(0.5)
Total	$(126.3)	$52.7	$78.3	$14.4	$26.0	$45.1

	For the twelve months ended December 31, 2021
	Operating loss	Stock-based compensation expense	Depreciation	Amortization of intangibles	Adjusted EBITDA
Ads and Leads	$65.5	$12.7	$46.0	$12.0	$136.3
Services	(64.0)	4.7	7.0	4.1	(48.2)
Roofing	(8.6)	0.5	0.2	0.3	(7.5)
Corporate	(56.2)	10.1	-	-	(46.1)
Total Domestic	(63.3)	28.0	53.3	16.4	34.5
International	(13.2)	0.7	6.0	-	(6.6)
Total	$(76.5)	$28.7	$59.2	$16.4	$27.9

RECONCILIATION OF FY 2023 OPERATING LOSS TO ADJUSTED EBITDA

FY 2023
($ in millions)	Outlook
Operating loss	($110-$45)
Amortization of intangibles	5-10
Depreciation	100-110
Stock-based compensation expense	40-50
Adjusted EBITDA	$60-$100

ANGI INC. PRINCIPLES OF FINANCIAL REPORTING

Angi Inc. reports Adjusted EBITDA and Free Cash Flow, both of which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”). These are among the primary metrics by which we evaluate the performance of our businesses and on which our internal budgets are based and may impact management compensation. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Angi Inc. endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release. Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of amortization of intangible assets and impairments of goodwill and intangible assets, if applicable. We believe this measure is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. Adjusted EBITDA has certain limitations because it excludes the impact of these expenses.

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. For example, it does not take into account mandatory debt service requirements. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

Non-Cash Expenses That Are Excluded from Adjusted EBITDA

Stock-based compensation expense consists of expense associated with the grants, including unvested grants assumed in acquisitions, of stock appreciation rights (SARs), restricted stock units (RSUs), stock options and performance-based RSUs and market-based awards. These expenses are not paid in cash and we view the economic costs of stock-based awards to be the dilution to our share base; we also include the related shares in our fully diluted shares outstanding for GAAP earnings per share using the treasury stock method. Performance-based RSUs and market-based awards are included only to the extent the applicable performance or market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period). The Company is currently settling all stock-based awards on a net basis and remits the required tax-withholding amounts from its current funds.

Please see page 6 for a summary of our dilutive securities as of February 10, 2023 and a description of the calculation methodology.

Depreciation is a non-cash expense relating to our capitalized software, leasehold improvements and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as service professional relationships, technology, memberships, customer lists and user base and trade names, are valued and amortized over their estimated lives. Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairments of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Metric Definitions

Ads and Leads Revenue - Reflects domestic ads and leads revenue, including consumer connection revenue for consumer matches, revenue from service professionals under contract for advertising and membership subscription revenue from service professionals and consumers.

Services Revenue – Reflects domestic revenue from pre-priced offerings by which the consumer requests services through a Company platform and the Company engages a service professional to perform the service.

Roofing Revenue – Reflects revenue from the roof replacement business offering by which the consumer purchases services directly from the Company and the Company engages a service professional to perform the service.

International Revenue – Reflects revenue generated within the International segment (comprised of businesses in Canada and Europe), including consumer connection revenue for consumer matches and membership subscription revenue from service professionals and consumers.

Other – Reflects costs for corporate initiatives, shared costs, such as legal and finance, and other expenses not allocated to the operating segments.

Legacy Metrics

Service Requests – Fully completed and submitted domestic customer service requests and includes Services requests in the period.

Monetized Transactions - Fully completed and submitted domestic customer service requests that were matched to and paid for by a service professional and includes completed and in-process Services jobs in the period.

Transacting Service Professionals - The number of service professionals that paid for consumer matches through Leads or performed a Services job during the most recent quarter.

Advertising Service Professionals - The number of service professionals under contract for advertising at the end of the period.

New Metrics

Service Requests - Reflect (i) fully completed and submitted domestic service requests for connections with Ads and Leads service professionals, (ii) contacts to Ads and Leads service professionals generated via the service professional directory from unique users in unique categories (such that multiple contacts from the same user in the same category in the same day are counted as one Service Request) and (iii) requests to book Services jobs in the period.

Monetized Transactions – Reflects (i) Service Requests that are matched to a paying Ads and Leads service professional in the period and (ii) completed and in-process Services jobs in the period; a single Service Request can result in multiple monetized transactions.

Transacting Service Professionals – The number of (i) Ads and Leads service professionals that paid for consumer matches or advertising and (ii) Services service professionals that performed a Services job, during the most recent quarter.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and our conference call, which will be held at 8:30 a.m. Eastern Time on Tuesday, February 14, 2023, may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "anticipates," "estimates," "expects," "plans" and "believes," among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: the Company’s future financial performance, business prospects and strategy, anticipated trends and prospects in the home services industry and other similar matters. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: our ability to compete, the failure or delay of the home services market to migrate online, adverse economic events or trends (particularly those that adversely impact consumer confidence and spending behavior), our ability to establish and maintain relationships with quality service professionals, our ability to build, maintain and/or enhance our various brands, the impact of our brand initiative, our ability to expand Services, our ability to market our various products and services in a successful and cost-effective manner, the continued display of links to websites offering our products and services in a prominent manner in search results, our continued ability to communicate with consumers and service professionals via e-mail (or other sufficient means), our ability to access, share and use personal data about consumers, our ability to develop and monetize versions of our products and services for mobile and other digital devices, any challenge to the contractor classification or employment status of our Handy service professionals, our ability to protect our systems, technology and infrastructure from cyberattacks and to protect personal and confidential user information, the occurrence of data security breaches, fraud and/or additional regulation involving or impacting credit card payments, the integrity, efficiency and scalability of our technology systems and infrastructures (and those of third parties with whom we do business), operational and financial risks relating to acquisitions and our continued ability to identify suitable acquisition candidates, our ability to operate (and expand into) international markets successfully, the impact of the COVID-19 outbreak on our businesses, our ability to adequately protect our intellectual property rights and not infringe the intellectual property rights of third parties, changes in key personnel, various risks related to our relationship with IAC and various risks related to our outstanding indebtedness. Certain of these and other risks and uncertainties are discussed in Angi Inc.’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect Angi Inc.’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of Angi Inc.’s management as of the date of this press release. Angi Inc. does not undertake to update these forward-looking statements.

About Angi Inc.

Angi (NASDAQ: ANGI) is your home for everything home—a comprehensive solution for all your home needs. From repairs and renovations to products and financing, Angi is transforming every touch point in the customer journey. With over 25 years of experience and a network of over 200,000 pros, we have helped more than 150 million people with their home needs. Angi is your partner for every part of your home care journey.

Contact Us

IAC/Angi Inc. Investor Relations

Mark Schneider

(212) 314-7400

Angi Inc. Corporate Communications

Mallory Micetich

(303) 963-8352

IAC Corporate Communications

Valerie Combs

(212) 314-7251

Angi Inc.

3601 Walnut Street, Denver, CO 80205 (303) 963-7200 http://www.angi.com